News Release

American Homes 4 Rent Reports First Quarter 2018 Financial and Operating Results
AGOURA HILLS, Calif., May 3, 2018—American Homes 4 Rent (NYSE: AMH) (the “Company”), a leading provider of high quality single-family homes for rent, today announced its financial and operating results for the quarter ended March 31, 2018.
Highlights

•	Total revenues increased 10.4% to $258.0 million for the first quarter of 2018 from $233.8 million for the first quarter of 2017.

•
Net income attributable to common shareholders totaled $5.8 million, or $0.02 income per diluted share, for the first quarter of 2018, compared to a net loss attributable to common shareholders of $1.5 million, or a $0.01 loss per diluted share, for the first quarter of 2017.

•	Improved total portfolio leasing percentage to 95.5% as of March 31, 2018, representing a 320 basis point increase from 92.3% as of December 31, 2017.

•
Core Funds from Operations attributable to common share and unit holders for the first quarter of 2018 was $84.8 million, or $0.25 per FFO share and unit, compared to $76.8 million, or $0.26 per FFO share and unit, for the same period in 2017, which represents a 3.8% decrease on a per share and unit basis.

•
Adjusted Funds from Operations attributable to common share and unit holders for the first quarter of 2018 was $74.7 million, or $0.22 per FFO share and unit, compared to $68.9 million, or $0.23 per FFO share and unit, for the same period in 2017, which represents a 4.3% decrease on a per share and unit basis.

•
Same-Home portfolio leased percentage increased to 97.1% as of March 31, 2018, from 95.8% as of December 31, 2017, while achieving 3.9% growth in average monthly realized rent per property for the first quarter of 2018, compared to the same period in 2017.

•	Core Net Operating Income ("Core NOI") margin on Same-Home properties was 64.0% for the first quarter of 2018, compared to 66.0% for the same period in 2017.

•	Core NOI after capital expenditures from Same-Home properties decreased by 0.7% year-over-year for the quarter ended March 31, 2018.

•
Issued $500.0 million of 4.25% unsecured senior notes due 2028 with an effective interest rate of 4.08% after reflecting the beneficial impact of a treasury rate lock (see “Capital Activities and Balance Sheet”).

•	In April 2018, redeemed the Series C participating preferred shares through a conversion into 10,848,827 Class A common shares (see "Capital Activities and Balance Sheet").

“American Homes 4 Rent successfully achieved an important strategic objective during the first quarter of 2018, as we improved our total portfolio leased percentage to 95.5%, an increase of 320 basis points since year-end 2017,” stated David Singelyn, American Homes 4 Rent's Chief Executive Officer. “The accomplishment of this outstanding leasing result, prior to the spring leasing season and ahead of our initial expectations, demonstrates the power of our industry-leading platform. With our total portfolio leased percentage now above 95%, we are well positioned to translate the tremendous demand for single-family rentals into strong cash flow growth and value creation for our shareholders throughout the remainder of 2018.”
First Quarter 2018 Financial Results
Net income attributable to common shareholders totaled $5.8 million, or $0.02 income per diluted share, for the first quarter of 2018, compared to a net loss attributable to common shareholders of $1.5 million, or a $0.01 loss per diluted share, for the first quarter of 2017. This improvement was primarily attributable to higher revenues resulting from a larger number of leased properties and higher rental rates.

Total revenues increased 10.4% to $258.0 million for the first quarter of 2018 from $233.8 million for the first quarter of 2017. Revenue growth was primarily driven by continued strong acquisition and leasing activity, as our average leased portfolio grew to 47,337 homes for the quarter ended March 31, 2018, compared to 45,042 homes for the quarter ended March 31, 2017.
Core NOI on our total portfolio increased 4.1% to $137.1 million for the first quarter of 2018, compared to $131.7 million for the first quarter of 2017. This increase was primarily due to growth in rental income resulting from a larger number of leased properties.
Core revenues from Same-Home properties increased 3.1% to $171.8 million for the first quarter of 2018, compared to $166.5 million for the first quarter of 2017. This growth was driven by a 3.9% increase in average monthly realized rents, offset by a 0.5% decline in average occupied days percentage caused by excess vacant inventory carried over from the fourth quarter of 2017. Note that we successfully absorbed this remaining excess inventory during the first quarter of 2018 and improved our Same-Home occupancy percentage to 95.9% as of March 31, 2018, representing a 90 basis point increase from 95.0% as of December 31, 2017. Core property operating expenses from Same-Home properties increased 9.3% from $56.6 million for the first quarter of 2017, to $61.9 million for the first quarter of 2018, which included one-time costs due to winter freeze damages in certain markets and elevated vacant inventory holding costs incurred prior to occupancy improvement. The remainder of this increase was primarily attributable to temporarily elevated turnover costs and property management expenses related to higher leasing volume during the first quarter of 2018.
Core NOI from Same-Home properties was $109.8 million and $109.9 million for the first quarters of 2018 and 2017, respectively. After capital expenditures, Core NOI from Same-Home properties decreased 0.7% to $103.8 million for the first quarter of 2018, compared to $104.6 million for the first quarter of 2017. The relatively flat Core NOI from Same-Home properties and decrease in Core NOI After Capital Expenditures from Same-Home properties was attributable to temporarily elevated turnover costs, property management expenses and capital expenditures related to higher leasing volume during the first quarter of 2018.
Core Funds from Operations attributable to common share and unit holders ("Core FFO attributable to common share and unit holders") was $84.8 million, or $0.25 per FFO share and unit, for the first quarter of 2018, compared to $76.8 million, or $0.26 per FFO share and unit, for the first quarter of 2017. Adjusted Funds from Operations attributable to common share and unit holders ("Adjusted FFO attributable to common share and unit holders") for the first quarter of 2018 was $74.7 million, or $0.22 per FFO share and unit, compared to $68.9 million, or $0.23 per FFO share and unit, for the first quarter of 2017.
Portfolio
As of March 31, 2018, the Company had 47,677 leased properties, an increase of 681 properties from December 31, 2017. As of March 31, 2018, the leased percentage on Same-Home properties was 97.1%, compared to 95.8% as of December 31, 2017.
Investments
As of March 31, 2018, the Company’s total portfolio consisted of 51,840 homes, including 1,892 properties to be disposed, compared to 51,239 homes as of December 31, 2017, including 310 properties to be disposed, an increase of 601 homes, which included 704 homes acquired and 103 homes sold or rescinded. The increase in properties to be disposed as of March 31, 2018, compared to December 31, 2017, is related to the Company’s expansion of our disposition program resulting from market and sub-market analysis, as well as individual property-level operational review.
Capital Activities and Balance Sheet
In February 2018, American Homes 4 Rent, L.P. (the "Operating Partnership") issued $500.0 million of 4.25% unsecured senior notes with a maturity date of February 15, 2028, which have been effectively hedged at 4.08% through the use of a treasury lock that was settled for a $9.6 million gain. Interest on the notes is payable semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2018. The Operating Partnership received net proceeds of $494.0 million from this offering, after underwriting fees of approximately $3.2 million and a $2.8 million discount, and before estimated offering costs of $1.8 million. The Operating Partnership intends to use the net proceeds from this offering for general corporate purposes, including, without limitation, acquisition of properties, the repayment of outstanding indebtedness, capital expenditures, the expansion, redevelopment and/or improvement of our properties, working capital and other general purposes, including repurchases of securities.
In February 2018, the Company's board of trustees authorized the repurchase of up to $300.0 million of our outstanding Class A common shares and up to $250.0 million of our outstanding preferred shares. Common and preferred share repurchases may be made in the open market or in privately negotiated transactions. All repurchased shares are constructively retired and returned to an authorized and unissued status. During the first quarter of 2018, the Company repurchased 1.8 million of our Class A common shares for a total price of $35.0 million.
As of March 31, 2018, the Company had cash and cash equivalents of $203.9 million and had total outstanding debt of $2.9 billion, excluding unamortized discounts, the value of exchangeable senior notes classified within equity and unamortized deferred financing costs, with a weighted-average interest rate of 4.16% and a weighted-average term to maturity of 13.9 years. The Company’s $800.0 million revolving credit facility and $200.0 million term loan facility had outstanding borrowings of zero and $200.0 million, respectively, at the end of the quarter.
On April 5, 2018, the Company redeemed all 7,600,000 shares of the outstanding 5.5% Series C participating preferred shares through a conversion of those shares into Class A common shares, in accordance with the conversion terms in the Articles Supplementary. This resulted in 10,848,827 total Class A common shares issued from the redemption, based on a conversion ratio of 1.4275 Class A common shares issued per Series C participating preferred share.
2018 Outlook

Full Year 2018
Same-Home
Average Occupied Days Percentage	94.5% - 95.5%
Core revenues growth	3.5% - 4.5%
Core property operating expenses growth	4.0% - 5.0%
Core NOI After Capital Expenditures growth	3.0% - 4.0%
Core NOI margin	64.0% - 65.0%
Property tax expense growth	3.5% - 4.5%
Average R&M and turnover costs, net, plus Recurring Capital Expenditures per property	$1,950 - $2,100

Property Enhancing Capex	$8 - $12 million

General and administrative expense, excluding noncash share-based compensation	$33.5 - $35.5 million

Acquisition volume	$400 - $600 million
Note: The Company does not provide guidance for the most comparable GAAP financial measures of net income or loss, total revenues and property operating expenses, or a reconciliation of the above-listed forward-looking non-GAAP financial measures to the comparable GAAP financial measures because we are unable to reasonably predict certain items contained in the GAAP measures, including non-recurring and infrequent items that are not indicative of the Company's ongoing operations. Such items include, but are not limited to, net gain or loss on sales and impairment of single-family properties, casualty loss, Non-Same-Home revenues, Non-Same-Home property operating expenses and noncash fair value adjustments associated with remeasuring our participating preferred shares derivative liability to fair value. These items are uncertain, depend on various factors and could have a material impact on our GAAP results for the guidance period.
Additional Information
A copy of the Company’s First Quarter 2018 Earnings Release and Supplemental Information Package and this press release are available on our website at www.americanhomes4rent.com. This information has also been furnished to the SEC in a current report on Form 8-K.
Conference Call
A conference call is scheduled on Friday, May 4, 2018, at 11:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended March 31, 2018, and to provide an update on its business. The domestic dial-in number is (877) 451-6152 (for U.S. and Canada) and the international dial-in number is (201) 389-0879 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.americanhomes4rent.com, under “For Investors.” A replay of the conference call may be accessed through Friday, May 18, 2018, by calling (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (international), replay passcode number 13678521#, or by using the link at www.americanhomes4rent.com, under “For Investors.”
About American Homes 4 Rent
American Homes 4 Rent (NYSE: AMH) is a leader in the single-family home rental industry and “American Homes 4 Rent” is fast becoming a nationally recognized brand for rental homes, known for high quality, good value and tenant satisfaction. We are an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, renovating, leasing, and operating attractive, single-family homes as rental properties. As of March 31, 2018, we owned 51,840 single-family properties in selected submarkets in 22 states.
Forward-Looking Statements
This press release contains “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal,” "outlook" or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release include, among others, our belief that our acquisition and homebuilding programs will result in continued growth and that we will continue to expand margins. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company's management considers these expectations to be reasonable, they are inherently subject to risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and in the Company’s subsequent filings with the SEC.

American Homes 4 Rent
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share data)

	March 31, 2018	December 31, 2017
	(Unaudited)
Assets
Single-family properties:
Land	$1,670,599	$1,665,631
Buildings and improvements	7,286,264	7,303,270
Single-family properties held for sale, net	201,693	35,803
	9,158,556	9,004,704
Less: accumulated depreciation	(989,476)	(939,724)
Single-family properties, net	8,169,080	8,064,980
Cash and cash equivalents	203,883	46,156
Restricted cash	156,272	136,667
Rent and other receivables, net	28,115	30,144
Escrow deposits, prepaid expenses and other assets	241,707	171,851
Deferred costs and other intangibles, net	13,031	13,025
Asset-backed securitization certificates	25,666	25,666
Goodwill	120,279	120,279
Total assets	$8,958,033	$8,608,768

Liabilities
Revolving credit facility	$—	$140,000
Term loan facility, net	198,132	198,023
Asset-backed securitizations, net	1,973,242	1,977,308
Unsecured senior notes, net	492,282	—
Exchangeable senior notes, net	112,597	111,697
Secured note payable	48,604	48,859
Accounts payable and accrued expenses	262,267	222,867
Amounts payable to affiliates	2,001	4,720
Participating preferred shares derivative liability	28,258	29,470
Total liabilities	3,117,383	2,732,944

Commitments and contingencies

Equity
Shareholders’ equity:
Class A common shares, $0.01 par value per share, 450,000,000 shares authorized, 284,369,661 and 286,114,637 shares issued and outstanding at March 31, 2018, and December 31, 2017, respectively	2,844	2,861
Class B common shares, $0.01 par value per share, 50,000,000 shares authorized, 635,075 shares issued and outstanding at March 31, 2018, and December 31, 2017	6	6
Preferred shares, $0.01 par value per share, 100,000,000 shares authorized, 38,350,000 shares issued and outstanding at March 31, 2018, and December 31, 2017	384	384
Additional paid-in capital	5,565,871	5,600,256
Accumulated deficit	(462,504)	(453,953)
Accumulated other comprehensive income	9,508	75
Total shareholders’ equity	5,116,109	5,149,629

Noncontrolling interest	724,541	726,195
Total equity	5,840,650	5,875,824

Total liabilities and equity	$8,958,033	$8,608,768

American Homes 4 Rent
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended March 31,
	2018	2017
Revenues:
Rents from single-family properties	$218,023	$201,107
Fees from single-family properties	2,833	2,604
Tenant charge-backs	35,807	28,373
Other	1,341	1,670
Total revenues	258,004	233,754

Expenses:
Property operating expenses	100,987	83,305
Property management expenses	18,987	17,478
General and administrative expense	9,231	9,295
Interest expense	29,301	31,889
Acquisition fees and costs expensed	1,311	1,096
Depreciation and amortization	79,303	73,953
Other	827	1,558
Total expenses	239,947	218,574

Gain on sale of single-family properties and other, net	2,256	2,026
Remeasurement of participating preferred shares	1,212	(5,410)

Net income	21,525	11,796

Noncontrolling interest	1,114	(301)
Dividends on preferred shares	14,597	13,587

Net income (loss) attributable to common shareholders	$5,814	$(1,490)

Weighted-average shares outstanding:
Basic	286,183,429	244,391,368
Diluted	286,727,863	244,391,368

Net income (loss) attributable to common shareholders per share:
Basic	$0.02	$(0.01)
Diluted	$0.02	$(0.01)
Non-GAAP Financial Measures
This press release and the First Quarter 2018 Earnings Release and Supplemental Information Package include Funds from Operations attributable to common share and unit holders ("FFO attributable to common share and unit holders"), Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures, which are non-GAAP financial measures. We believe these measures are helpful in understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same manner, they may not be comparable among REITs. In addition, these metrics are not substitutes for net income or loss or net cash flows from operating activities, as defined by GAAP, as measures of our operating performance, liquidity or ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the First Quarter 2018 Earnings Release and Supplemental Information Package.
Funds from Operations attributable to common share and unit holders
The following is a reconciliation of net income or loss attributable to common shareholders to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders and Adjusted FFO attributable to common share and unit holders for the three months ended March 31, 2018 and 2017 (amounts in thousands, except share and per share data):

	For the Three Months Ended March 31,
	2018	2017
	(Unaudited)	(Unaudited)
Net income (loss) attributable to common shareholders	$5,814	$(1,490)
Adjustments:
Noncontrolling interests in the Operating Partnership	1,125	(339)
Net (gain) on sale / impairment of single-family properties and other	(1,556)	(1,097)
Depreciation and amortization	79,303	73,953
Less: depreciation and amortization of non-real estate assets	(1,830)	(2,549)
FFO attributable to common share and unit holders	$82,856	$68,478
Adjustments:
Acquisition fees and costs expensed	1,311	1,096
Noncash share-based compensation - general and administrative	598	521
Noncash share-based compensation - property management	377	417
Noncash interest expense related to acquired debt	900	840
Remeasurement of participating preferred shares	(1,212)	5,410
Core FFO attributable to common share and unit holders	$84,830	$76,762
Recurring capital expenditures (1)	(7,386)	(6,397)
Leasing costs	(2,723)	(1,482)
Adjusted FFO attributable to common share and unit holders	$74,721	$68,883

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.24	$0.23
Core FFO attributable to common share and unit holders	$0.25	$0.26
Adjusted FFO attributable to common share and unit holders	$0.22	$0.23

Weighted-average FFO shares and units:
Common shares outstanding	286,183,429	244,391,368
Share-based compensation plan (2)	544,434	719,113
Operating partnership units	55,350,153	55,555,960
Total weighted-average FFO shares and units	342,078,016	300,666,441

(1)
As a portion of our homes are recently acquired and/or renovated, we estimate recurring capital expenditures for our entire portfolio by multiplying (a) current period actual recurring capital expenditures per Same-Home Property by (b) our total number of properties, excluding non-stabilized properties, properties identified for future sale as part of Company's disposition program and properties classified as held for sale.

(2)	Reflects the effect of potentially dilutive securities issuable upon the assumed vesting / exercise of restricted stock units and stock options.
FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures.
Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition fees and costs expensed incurred with business combinations and the acquisition of individual properties, (2) noncash share-based compensation expense, (3) noncash interest expense related to acquired debt, (4) hurricane-related charges, net, (5) gain or loss on early extinguishment of debt, (6) noncash gain or loss on redemption or conversion of shares or units and (7) noncash fair value adjustments associated with remeasuring our participating preferred shares derivative liability to fair value.
Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) recurring capital expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) actual leasing costs incurred during the period. As a portion of our homes are recently acquired and/or renovated, we estimate recurring capital expenditures for our entire portfolio by multiplying (a) current period actual recurring capital expenditures per Same-Home Property by (b) our total number of properties, excluding non-stabilized properties, properties identified for future sale as part of the Company's disposition program and properties classified as held for sale.
We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many investors and analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders provides useful information to investors because this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation. We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, provide useful information to investors because they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.
FFO, Core FFO and Adjusted FFO attributable to common share and unit holders are not a substitute for net income or loss per share or net cash flow provided by operating activities, as determined in accordance with GAAP, as a measure of our operating performance, liquidity or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.
Core Net Operating Income
Core NOI, which we also present separately for our Same-Home portfolio, is a supplemental non-GAAP financial measure that we define as core revenues, which is calculated as rents and fees from single-family properties, net of bad debt expense, less core property operating expenses, which is calculated as property operating and property management expenses, excluding noncash share-based compensation expense, expenses reimbursed by tenant charge-backs and bad debt expense. Our Same-Home portfolio consists of our single-family properties that have been stabilized longer than 90 days prior to the beginning of the earliest period presented, and that have not been classified as held for sale, identified for future sale or taken out of service as a result of a casualty loss.
Core NOI also excludes (1) noncash fair value adjustments associated with remeasuring our participating preferred shares derivative liability to fair value, (2) noncash gain or loss on conversion of shares or units, (3) gain or loss on early extinguishment of debt, (4) hurricane-related charges, net, (5) gain or loss on sales of single-family properties and other, (6) depreciation and amortization, (7) acquisition fees and costs expensed incurred with business combinations and the acquisition of individual properties, (8) noncash share-based compensation expense, (9) interest expense, (10) general and administrative expense, (11) other expenses and (12) other revenues. We believe Core NOI provides useful information to investors about the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs. We further adjust Core NOI for our Same-Home portfolio by subtracting recurring capital expenditures to calculate Same-Home Core NOI After Capital Expenditures, which we believe provides useful information to investors because it more fully reflects our operating performance after the impact of all property-level expenditures, regardless of whether they are capitalized or expensed.
Core NOI and Same-Home Core NOI After Capital Expenditures should be considered only as supplements to net income or loss as a measure of our performance and should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Additionally, these metrics should not be used as substitutes for net income or loss or net cash flows from operating activities (as computed in accordance with GAAP).
The following are reconciliations of core revenues, core property operating expenses, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures to their respective GAAP metrics for the three months ended March 31, 2018 and 2017 (amounts in thousands):

	For the Three Months Ended March 31,
	2018	2017
	(Unaudited)	(Unaudited)
Core revenues
Total revenues	$258,004	$233,754
Tenant charge-backs	(35,807)	(28,373)
Bad debt expense	(2,000)	(1,510)
Other revenues	(1,341)	(1,670)
Core revenues	$218,856	$202,201

Core property operating expenses
Property operating expenses	$100,987	$83,305
Property management expenses	18,987	17,478
Noncash share-based compensation - property management	(377)	(417)
Expenses reimbursed by tenant charge-backs	(35,807)	(28,373)
Bad debt expense	(2,000)	(1,510)
Core property operating expenses	$81,790	$70,483

Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures
Net income	$21,525	$11,796
Remeasurement of participating preferred shares	(1,212)	5,410
Gain on sale of single-family properties and other, net	(2,256)	(2,026)
Depreciation and amortization	79,303	73,953
Acquisition fees and costs expensed	1,311	1,096
Noncash share-based compensation - property management	377	417
Interest expense	29,301	31,889
General and administrative expense	9,231	9,295
Other expenses	827	1,558
Other revenues	(1,341)	(1,670)
Tenant charge-backs	35,807	28,373
Expenses reimbursed by tenant charge-backs	(35,807)	(28,373)
Bad debt expense excluded from operating expenses	2,000	1,510
Bad debt expense included in revenues	(2,000)	(1,510)
Core NOI	137,066	131,718
Less: Non-Same-Home Core NOI	27,218	21,827
Same-Home Core NOI	109,848	109,891
Less: Same-Home recurring capital expenditures	6,054	5,336
Same-Home Core NOI After Capital Expenditures	$103,794	$104,555
Contact:
American Homes 4 Rent
Investor Relations
Phone: (855) 794-2447
Email: investors@ah4r.com